EXHIBIT 10.3



                                                     September 10, 1997

Mr. Ronald J. Hartman
6408 Summer Sunrise Drive
Columbia, Maryland 21044

         RE: EMPLOYMENT AGREEMENT WITH FIRST AMERICAN RAILWAYS, INC. (THE "COMPANY")

Dear Ron:

This letter confirms that the Company agrees to employ you and you agree to accept such employment, upon the terms and conditions set forth below beginning on November 1, 1997 and continuing for a period of one year. The term of your employment shall be automatically renewed for two consecutive additional one-year periods, unless and until you or the Company gives the other party written notice, received not later than 90 days prior to the then current expiration date of your employment, of your or the Company's intention to terminate your employment hereunder.

During the period of your employment, you will serve as Vice President, Business Development and Administration of the Company. You agree that, during the period of your employment under this Agreement, you will serve the Company faithfully, diligently and to the best of your ability, under the direction and supervision of the President of the Company, and you will devote your full time, energy and skill to such employment. You further agree to perform, from time to time, such services and to act in such capacities as the President of the Company shall request without further compensation other than that for which provision is made in this Agreement.

During the initial term of your employment, the Company shall pay you a salary (in accordance with the Company's regular payroll practices) as follows:



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Ronald J. Hartman
Page 2
September 10, 1997


1997:                      (Commencement - 12/31/97)
                           $18,333 base compensation (which represents an annual rate of $110,000) along with a target bonus of 25% of base compensation (pro-rated) for the subject employment period, to be paid in January 1998. The criteria for determining bonus compensation shall be developed and agreed to by you and the President of the Company.

Calendar 1998:             $115,000  per  annum  base  compensation  along
                           with a target bonus of 25% of base compensation, but not less than 5% of base compensation. The criteria for determining bonus compensation shall be developed and agreed to by you and the President of the Company. (If your employment is not renewed as provided herein effective any time during 1998, you will only be entitled to receive a bonus based on 5% of the pro-rated amount of your base compensation for calendar year 1998, for the period of your actual employment.)

Calendar 1999:             Base compensation, bonus, vacation time and
                           future stock options, all to be evaluated and determined by the President.

In addition, the Company agrees to grant to you as of the date of your acceptance of these employment terms, non-qualified, ten year, stock options to purchase 10,000 shares of common stock (subject to standard anti-dilution protections) at an exercise price which is equal to the then current market price, each of such 10,000-share option vesting in one-third increments (so long as this Agreement has not otherwise been terminated except as otherwise provided below) with the initial vesting of 3,333 shares on the first anniversary of the date of grant, the second 3,333-share increment vesting on the second anniversary of the date of grant, and the remaining 3,334-share increment vesting on the third anniversary of the date of grant; provided, however, any such options which remain to be vested hereunder shall be immediately and fully granted and vested in their entirety upon your election to terminate this Agreement by reason of a "change in control" of the Company as provided below.

In addition, you will be granted 5,000 stock options on the first and second anniversary dates of your Agreement (assuming you are still employed by the Company). Each grant will be a ten-year, non-qualified stock option to purchase 5,000 shares of common



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Ronald J. Hartman
Page 3
September 10, 1997


stock at an exercise price which is equal to the then current market price of the Company's common stock. Each option will vest in one-third annual increments (approximately 1,666 shares) with the initial vesting beginning on the first anniversary of the date of grant. These options will be subject to the same anti-dilution provisions and the accelerated vesting as provided for the stock option initially granted to you.

In the event that you are incapacitated by reason of mental or physical disability during the period of your employment so that you are prevented from performing your principal duties and services to the Company for a period of 120 consecutive days or for shorter periods aggregating 120 days during any 12-month period, the Company shall have the right to terminate your employment by sending or telecopying written notice of such termination to you or to your legal representative, as the case may be. Upon such termination or in the event of your death, the Company shall be relieved of any further obligations under this Agreement with the exception of the obligation to pay to your estate, as the case may be, any accrued and unpaid salary earned by you, and all granted but unvested options shall become fully vested. Further, in the event of termination pursuant to this paragraph, the Company will pay the health and life insurance premiums in connection with the coverage contemplated hereby for the six-month period following such termination.

The Company shall have the right to terminate your employment for "cause" at any time by reason of one or more of the following occurrences: (i) your conviction, by a court of competent and final jurisdiction, of any crime (but only in the event such crime involves the Company or directly relates to your duties thereto) which constitutes a felony in such jurisdiction; or (ii) your commission of a material act of malfeasance, fraud, dishonesty or breach of trust against the Company; or (iii) your material violation of the terms of this Agreement; or (iv) your failure to devote sufficient time, e.g., averaging 40 hours per week (taking into account vacation and holiday time) to the Company's business; or (v) your violation of the ethics provisions established by the American Institute of Certified Public Accountants. In the event the Company elects to terminate your employment for "cause," the Company shall send or telecopy written notice to you informing you of such election and setting forth the action or omission constituting the reason for terminating your employment for "cause."

You shall be entitled to paid sick days and paid vacation days commensurate with that due to an executive at your level of



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Ronald J. Hartman
Page 4
September 10, 1997


employment, with no more than two weeks of which to be consecutive.

The Company shall provide you with "standard officer" medical insurance. You shall also be entitled to participate to the same extent as other employees of the Company of a like capacity and position in any profit sharing plan, executive non-qualified deferred compensation plan or incentive compensation plan that the Board of Directors of the Company shall determine to make available to such employees. The Company will pay you a car allowance of $300 per month. In addition, you will be covered under the Company's Directors and Officers liability insurance policy.

Subject to the provisions of the subsequent paragraph, in the event your employment with the Company is terminated (i) for "cause" (as defined above), you will be entitled to receive 90 days' worth of your then current base compensation along with any applicable bonus, or (ii) for other than "cause" you will be entitled to the full benefits hereunder through the existing term thereof.

In the event there is a "change in control" of the Company (as defined below) and (i) within 12 months of such "change in control" you terminate your employment hereunder, or (ii) your employment hereunder is terminated by the Company for any reason or no reason within 12 months of such "change of control," then in either case you shall, within fifteen days of such termination, receive as severance pay a payment in cash of an amount equal to one year's worth of your then current base compensation plus applicable bonus (if any), along with the above-described applicable bonus (if any), along with the above-described acceleration of the vesting of your stock options (the "Termination Benefits"). For purposes of this Agreement, a "change in control" of the Company shall occur when more than 50% of the Company's voting capital stock is acquired by any "individual," "entity" or "group" as those terms are defined in the Securities Exchange Act of 1934.

It is expressly understood and agreed that your employment must terminate in order for the provisions of the preceding paragraph (which provides for the payment of Termination Benefits to you in certain circumstances) to be operative.

You agree that you will execute the Company's standard confidentiality and noncompetition agreement upon your acceptance of employment with the Company.


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Ronald J. Hartman
Page 5
September 10, 1997


For the sixty-day period commencing November 1, 1997, the Company agrees to sell to you up to 10,000 shares of its common stock for a per share price equal to the public market price of the Company's common stock on the date you begin employment.

It is further understood and a part of this Agreement that you and your immediate family will not relocate permanently to southeastern Florida within the year. During the year, the Company agrees to reimburse you 50% of your actual commuting expense not to exceed your total budget of $16,000. You will be reimbursed (up to $8,000) by the Company by submitting receipts to document your expenditure for such coverage.

This Agreement represents the entire understanding and agreement between us with respect to your employment by the Company and supersedes all prior negotiations, representations and agreements made by and between us. No alteration, amendment of modification of any of the terms or provisions of this Agreement shall be valid unless made pursuant to an instrument in writing and signed by each of us. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

Kindly indicate below that the foregoing represents our mutual agreement with respect to the matters described in this Agreement by signing and returning a copy of this Agreement, whereupon this Agreement shall constitute an agreement between us.

                                             Very truly yours,

                                             FIRST AMERICAN RAILWAYS, INC.

                                             By:  _____________________________
                                                  Raymond Monteleone, President

Agreed to and Accepted this
___ day of _________, 1997

-----------------------
Ronald J. Hartman